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                                                                     EXHIBIT 12

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                                                           MOTOROLA, INC.
                                                 RATIO OF EARNINGS TO FIXED CHARGES



                                 Six Months Ended                             Years Ended December 31,
                                 -------------------------------------------------------------------------------------------------
                                 July 2,        July 3,
(In Millions)                       1994           1993           1993           1992           1991           1990           1989
                                 -------------------------------------------------------------------------------------------------
Pretax Income(1)                  $1,062           $613         $1,481           $809           $614           $665           $643

Capitalized interest                  (0)            --             --             (1)            (4)            (7)            (3)

Fixed charges                        142            124            254            269            241            237            234
 (as calculated below)
                                 -------------------------------------------------------------------------------------------------
Earnings(2)                       $1,204           $737         $1,735         $1,077           $851           $895           $874
                                 -------------------------------------------------------------------------------------------------
                                 -------------------------------------------------------------------------------------------------


Fixed charges:

Interest expense                    $105           $103           $203           $219           $194           $193           $192

Rent expense interest factor          37             21             51             50             47             44             42
                                 -------------------------------------------------------------------------------------------------

Total fixed charges(3)              $142           $124           $254           $269           $241           $237           $234
                                 -------------------------------------------------------------------------------------------------
                                 -------------------------------------------------------------------------------------------------
Ratio of earnings to
 fixed charges                       8.5            5.9            6.8            4.0            3.5            3.8            3.7
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                                 -------------------------------------------------------------------------------------------------



(1)-After adjustments required by Item 503 (d)(3)(ii), (iii) and (iv) of SEC Regulation S-K.
(2)-As defined in Item 503 (d)(3) of SEC Regulation S-K.
(3)-As defined in Item 503 (d)(4)(i) of SEC Regulation S-K.

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